Exhibit 99.1

PRESS RELEASE—For Release:

September 18, 2003

CONTACT:

Dee Ulsamer
SunBank
Marketing Officer
(570) 523-4317

JAMES P. RADICK JOINS SUNBANK AS SENIOR VICE PRESIDENT, FINANCE

Lewisburg, PA—Sun Bancorp, Inc. (NASDAQ: SUBI)—James P. Radick has joined SunBank as senior vice president of finance, as announced by Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.  Mr. Radick is responsible for developing and executing strategic plans and policies for the Bank’s finance department.

“We’re excited to have Jim as part of our senior management team,” stated Mr. McCormack,  “he brings a high level of expertise in the asset/liability management field and will provide valuable insight in helping Sun achieve its strategic goals.”  Mr. Radick was most recently employed as chief financial officer and treasurer of NSD Bancorp, Inc., a $524 million corporation, and its wholly owned subsidiary, NorthSide Bank.

Mr. Radick is a graduate of Grove City College, with a Bachelor’s Degree in Accounting, and holds a Chartered Bank Auditor Certification. In addition, he is a certified bank auditor and a licensed title insurance agent.

Active in community and professional activities, Mr. Radick is the current vice-chairman of Group 7 and 8 of the Pennsylvania Banker’s Association, as well as a former member of its financial accounting standards committee and was the former vice president of education and finance for the Pittsburgh chapter of the Bank Administration Institute.

With over $1 billion in total assets Sun Bancorp, Inc., is the leading community bank in central Pennsylvania. Headquartered in Lewisburg, Pennsylvania, Sun operates two bank trade names, SunBank and Guaranty Bank, and has 25 offices and over 50 ATMs in Dauphin, Clinton, Luzerne, Snyder, Union, Northumberland, and Lycoming counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges. Sun also operates Mid Penn Insurance Associates, SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC. The previously announced transaction with Sentry Trust Company and Sun Bancorp, Inc. is now presently expected to close in the fourth quarter 2003.  However, there can be no assurances that the transaction will close in the fourth quarter 2003.  Sun will continue to explore opportunities in its targeted markets.  For more information, visit the company’s website at www.sunbankpa.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, the risk that proposed acquisitions may not be consummated and that the acquired companies may not be successfully integrated, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.